Exhibit 99.1

NEWS RELEASE

For more information, contact: Debra J. Richardson, Chief Administrative Officer
(515) 273-3551, drichardson@american-equity.com
John M. Matovina, CFO, Vice Chairman & Treasurer
(515) 457-1813, jmatovina@american-equity.com
D. J. Noble, Chairman
(515) 457-1705, dnoble@american-equity.com
Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com

FOR IMMEDIATE RELEASE
November 21, 2008

American Equity Announces AEL
Management Succession

WEST DES MOINES, Iowa, November 21, 2008 -- American Equity Investment Life Holding Company (NYSE: AEL), today announced the implementation of a senior management succession plan as approved by its Board of Directors and David J. Noble, Chairman. Mr. Noble, who founded the company in 1995, has served as its Chairman, Chief Executive Officer, President and Treasurer from inception and led the Company through its dramatic growth over the last decade. Commented Mr. Noble: "I have built a senior management team who possess substantial industry experience as well as many years of working effectively together. The time has come to call upon them to assume full responsibility for the day-to-day management and operations of the Company. I am tremendously proud of American Equity and the people who helped me build it."

The management succession plan includes the following changes in the executive ranks of the company and of its primary operating subsidiary, American Equity Investment Life Insurance Company ("American Equity Life"), effective January 1, 2009:

AEL:

John M. Matovina, Vice Chairman, Chief Financial Officer and Treasurer

Wendy L. Carlson, Chief Executive Officer and President

American Equity Life:

Ron Grensteiner, President

Debra J. Richardson, Chief Administrative Officer, Executive Vice President and Secretary

Mr. Noble will remain as Chairman of the Board of AEL as well as American Equity Life. All other executive positions within the Company remain unchanged.

Kevin R. Wingert will resign as President of American Equity Life and as a Director of AEL and American Equity Life effective January 1, 2009, in order to form his own business as a national marketing organization. He intends to principally market American Equity Life products through a new agency force he will create. Commented Mr. Wingert: "I'm fortunate to have had such a great relationship with Mr. Noble and the entire AEL team, and I'm looking forward to partnering with them in the future on products and services for agents."

Biographical information concerning Ms. Richardson, Ms. Carlson, Mr. Matovina and Mr. Grensteiner is as follows:

Debra J. Richardson has served as Senior Vice President and Secretary of AEL and American Equity Life since 1996. At the Company's inception, Ms. Richardson became its second employee after Mr. Noble. She has served as a Director of AEL since September 2008 and as a Director of American Equity Life since June 1996. Ms. Richardson has over thirty years experience in the insurance industry, including nineteen years with The Statesman Group, Inc. ("Statesman") where she served in various positions including vice president-Shareholder/Investor Relations and Secretary.

Wendy L. Carlson has served as Chief Financial Officer and General Counsel of AEL and American Equity Life since June 1999. She has served as a Director of AEL since September 2008 and as a Director of American Equity Life since June 2006. Prior to joining AEL, Ms. Carlson was a member of the law firm of Whitfield & Eddy, PLC, where she practiced law in the areas of insurance, finance, securities and taxation. Ms. Carlson acted as outside counsel to American Equity from 1995, when it was formed, until she joined the company in 1999. Ms. Carlson is also a certified public accountant.

John M. Matovina has served as Vice Chairman of AEL since June 2003. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1996 and a financial consultant to the Company from 1997 to 2000. He has served as a Director of AEL since June 2000 and as a Director of American Equity Life since June 2003. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and prior to Statesman's acquisition in September 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 25 years experience in the accounting and insurance industries.

Ron Grensteiner has served as Senior Vice President of Marketing for American Equity Life since November 1996. At the Company's inception, he and Mr. Wingert comprised its marketing department and together with Mr. Noble built American Equity Life's agency force which today stands at over 46,000 licensed, independent sales agents. Prior to joining American Equity Life, Mr. Grensteiner was a senior marketing officer of Statesman's principal operating subsidiary. Mr. Grensteiner has over 30 years experience in the insurance industry.

ABOUT AMERICAN EQUITY

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full-service underwriter of a broad line of annuity and insurance products with a primary emphasis on the sale of fixed-rate and index annuities. The company's headquarters are located at 5000 Westown Parkway, West Des Moines, Iowa, 50266. The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325. For more information, visit our website www.american-equity.com.

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